UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 27, 2012
Date of Report (Date of Earliest Event Reported)

Commission file number  –  001-10852
INTERNATIONAL SHIPHOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-2989662
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11 North Water Street, Suite 18290	Mobile, Alabama	36602
(Address of principal executive offices)		(Zip Code)

(251) 243-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ]  Written communications pursuant to Rule 425 under the Securities Act

 [ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

 [ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                      Entry into a Material Definitive Agreement.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 2.01                      Completion of Acquisition or Disposition of Assets.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 8.01 below is incorporated herein by reference.

Item 8.01                      Other Events.

International Shipholding Corporation (the “Company”) completed two sale and leaseback transactions on November 27, 2012.  Central Gulf Lines, Inc., a wholly-owned subsidiary of the Company, sold a1998-built Pure Car/Truck Carrier, to Capital Source Bank for approximately $31 million cash and will lease the vessel under a six-year lease agreement with an early buy-out option that can be exercised in 2017.  Sulphur Carriers, Inc., a wholly-owned subsidiary of the Company, sold a 1994-built Molten Sulphur Carrier, to BMO Harris Equipment Finance Company for approximately $32 million cash and will lease the vessel under a seven-year lease agreement with an early buy-out option that can be exercised in 2017. Central Gulf Lines, Inc. and Sulphur Carriers, Inc. will continue to operate these vessels under their respective charter and contract of affreightment arrangements. Annual rent payments due under the new lease agreements will be approximately $8 million in the aggregate.

The Company used the net proceeds of approximately $63 million from these transactions to finance a portion of the purchase price for the Company’s previously-announced acquisition of U.S. United Ocean Services, LLC, which was completed on November 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL SHIPHOLDING CORPORATION

/s/ Manuel G. Estrada
_____________________________________________
Manuel G. Estrada
Vice President and Chief Financial Officer

Date:           December 3, 2012